                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        HOST MARRIOTT CORPORATION
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               (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

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    (4) Date Filed:

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Notes:

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                       [HOST MARRIOTT LOGO APPEARS HERE]
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 21, 1998

April 8, 1998

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 21, 1998, at 11:00 a.m. in the Washingtonian Ballroom in the Westfields Marriott, located at 14750 Conference Center Drive in Chantilly, Virginia. Doors to the meeting will open at 10:30 a.m.

The meeting will be conducted:

  1. To consider and vote upon the following proposals described in the accompanying Proxy Statement, which provide for:

    (i) Proposal One: The election of Richard E. Marriott and R. Theodore Ammon as Directors for three-year terms expiring at the 2001 Annual Meeting;

    (ii) Proposal Two: The ratification of the appointment of Arthur Andersen LLP as independent auditors;

    (iii) Proposal Three: The consideration of a shareholder proposal to reinstate the annual election of all Directors;

    (iv) Proposal Four: The consideration of a shareholder proposal to require that transactions with respect to which the Company must make certain disclosures under Securities and Exchange Commission regulations be submitted to shareholders for approval at a regular or special shareholder meeting.

  2. To transact such other business as may properly come before the meeting.

Shareholders of record of the Company's Common Stock at the close of business on March 31, 1998 will be entitled to notice of and to vote at this meeting.

                                    /s/ Christopher G. Townsend

                                    Christopher G. Townsend
                                    Corporate Secretary


     REFER TO THE NOTE ON THE OUTSIDE OF THE BACK COVER FOR INFORMATION ON
                       ACCOMMODATIONS AND TRANSPORTATION.

EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND RETURNPROMPTLY THE ENCLOSED PROXY.
                        A PREPAID ENVELOPE IS ENCLOSED.

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--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998
INTRODUCTION

This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of Host Marriott Corporation, a Delaware corporation (the "Company"), in con-nection with the solicitation of proxies by the Board of Directors of the Com-pany (the "Board") from holders of record of the Company's outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), as of the close of business on March 31, 1998 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 21, 1998, at 11:00 a.m. in the Washingtonian Ballroom in the Westfields Marriott, located at 14750 Conference Center Drive in Chantilly, Virginia, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's shareholders on April 8, 1998. The Company's Annual Report and the Company's Securities and Exchange Commission Form 10-K for the 1997 fiscal year ended January 2, 1998 are being mailed with this Proxy Statement to shareholders of record.

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, ei-ther in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the share-holders at such meeting.

The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as Direc-tors up to the maximum number of Directors to be chosen at the meeting. Conse-quently, any shares not voted, whether by abstention, "broker non-vote" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) or otherwise, will have no impact in the election of Di-rectors, except to the extent that the failure to vote for an individual re-sults in another individual's receiving a larger proportion of votes.

The affirmative vote of the holders of at least a majority of the shares of Company Common Stock present in person or represented by properly executed proxy at the Annual Meeting is required to approve Proposals Two through Four. Under the Company's bylaws and Delaware law, shares represented at the Annual Meeting

(either by properly executed proxy or in person) that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to Proposals Two through Four will have the same effect as votes against such pro-posals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals (and therefore will reduce the absolute number--although not the percentage--of the votes needed for approval) and will not be counted as votes for or against such proposals.

As of January 31, 1998, there were 204,021,970 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. As of that date, cer-tain members of the Marriott family (including various trusts established by members of the Marriott family) in the aggregate owned approximately 12.47% of the number of outstanding shares of Company Common Stock. The members of the Marriott family have indicated an intention to vote in accordance with the rec-ommendations of the Board as set forth herein with respect to the proposals.

All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for Proposals One and Two, such proxies will be voted in accordance with the recommendations of the Board of Directors as set forth herein with respect to such proposals. If no instructions are indicated for Proposals Three and Four, such proxies will be treated as abstentions.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company pro-poses to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy given pursuant to this solicitation may be revoked by the person giv-ing it at any time before it is voted. Proxies may be revoked by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly ex-ecuting a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8611, Edison, New Jersey 08818-9119.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of Company Common Stock of whom they have knowledge, and the Company will reimburse them for their expenses in so doing; and certain directors, officers and other em-ployees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

DIRECTORS


               Richard E.           Mr. Richard E. Marriott is a Director of
               Marriott*            Marriott International, Inc., Host
               Chairman of the      Marriott Services Corporation, Potomac
               Board Director       Electric Power Company and the Polynesian
               since 1979 Age:      Cultural Center, and he is Chairman of the
               59                   Board of First Media Corporation. He also
                                    serves as a Director of certain subsidiar-
                                    ies of the Company and is a past President
                                    of the National Restaurant Association. In
                                    addition, Mr. Marriott is the President
                                    and a Trustee of the Marriott Foundation
                                    for People with Disabilities. Mr.
                                    Marriott's term as a Director of the Com-
                                    pany expires at the 1998 annual meeting of
[PHOTO OF RICHARD E.                shareholders. For additional information
 MARRIOTT APPEARS HERE]             on Mr. Marriott, see "Executive Officers"
                                    below.



--------------------------------------------------------------------------------


               J.W. Marriott,       Mr. J. W. Marriott, Jr. is Chairman of the
               Jr.* Director        Board and Chief Executive Officer of
               since 1964 Age:      Marriott International, Inc., and a Direc-
               66                   tor of Host Marriott Services Corporation,
                                    General Motors Corporation and the U.S.-
                                    Russia Business Council. He also serves on
                                    the Boards of Trustees of the Mayo Founda-
                                    tion, Georgetown University and the Na-
                                    tional Geographic Society. He is on the
                                    President's Advisory Committee of the
                                    American Red Cross and the Executive Com-
                                    mittee of the World Travel & Tourism Coun-
                                    cil, and is a member of the Business Coun-
                                    cil and the Business Roundtable. Mr.
                                    Marriott's term as a Director of the Com-
[PHOTO OF J.W. MARRIOTT             pany expires at the 1999 annual meeting of
 APPEARS HERE]                      shareholders.



--------------------------------------------------------------------------------



               R. Theodore Ammon    Mr. Ammon is a private investor and Chair-
               Director since       man of Big Flower Holdings, Inc. He was
               1992 Age: 48         formerly a General Partner of Kohlberg
                                    Kravis Roberts & Company (a New York and
                                    San Francisco-based investment firm) from
                                    1990 to 1992, and was an executive of such
                                    firm prior to 1990. Mr. Ammon is also a
                                    member of the Board of Directors of
                                    Samsonite Corporation and Culligan Water
                                    Technologies, Inc. In addition, he serves
                                    on the Board of Directors of the New York
                                    YMCA, Jazz @ Lincoln Center and the Insti-
                                    tute of International Education, and on
                                    the Board of Trustees of Bucknell Univer-
[PHOTO OF R. THEODORE               sity. Mr. Ammon's term as a Director of
 AMMON APPEARS HERE]                the Company expires at the 1998 annual
                                    meeting of shareholders.

--------------------------------------------------------------------------------

          * RICHARD E. MARRIOTT AND J. W. MARRIOTT, JR. ARE BROTHERS.

               Robert M. Baylis     Mr. Baylis is a Director of The Interna-
               Director since       tional Forum, an executive education pro-
               1996 Age: 59         gram of the Wharton School of the Univer-
                                    sity of Pennsylvania. He was formerly Vice
                                    Chairman of CS First Boston. Mr. Baylis
                                    also serves as a Director of New York Life
                                    Insurance Company, Covance, Inc. and
                                    Gryphon Holdings, Inc. In addition, he is
                                    an overseer of the University of Pennsyl-
                                    vania Museum of Archeology and Anthropolo-
                                    gy. Mr. Baylis's term as a Director of the
[PHOTO OF ROBERT M.                 Company expires at the 2000 annual meeting
 BAYLIS APPEARS HERE]               of shareholders.



-------------------------------------------------------------------------------


               Terence C. Golden    Mr. Golden is President and Chief Execu-
               President and        tive Officer of the Company and serves as
               Chief Executive      a Director of certain subsidiaries of the
               Officer Director     Company. He also serves as Chairman of
               since 1995 Age: 53   Bailey Realty Corporation and Bailey Capi-
                                    tal Corporation and various affiliated
                                    companies. In addition, Mr. Golden is
                                    Chairman of the Washington Convention Cen-
                                    ter and a Director of Prime Retail, Inc.,
                                    Cousins Properties, Inc., The Morris and
                                    Gwendolyn Cafritz Foundation and the Dis-
                                    trict of Columbia Early Childhood Collabo-
                                    rative. He is also a member of the Execu-
                                    tive Committee of the Federal City Coun-
                                    cil. Mr. Golden's term as a Director of
                                    the Company expires at the 2000 annual
                                    meeting of shareholders. For additional
[PHOTO OF TERRENCE C.               information on Mr. Golden, see "Executive
 GOLDEN APPEARS HERE]               Officers" below.



-------------------------------------------------------------------------------


               Ann Dore             Ms. McLaughlin is Chairman of the Aspen
               McLaughlin           Institute. She formerly served as Presi-
               Director since       dent of the Federal City Council from 1990
               1993 Age: 56         until 1995. Ms. McLaughlin has served with
                                    distinction in several U.S. Administra-
                                    tions in such positions as Secretary of
                                    Labor and Under Secretary of the Depart-
                                    ment of the Interior. She also serves as a
                                    Director of AMR Corporation, Fannie Mae,
                                    General Motors Corporation, Kellogg Compa-
                                    ny, Nordstrom, Potomac Electric Power Com-
                                    pany, Union Camp Corporation, Donna Karan
                                    International, Inc., Vulcan Materials Com-
                                    pany, Harman International Industries,
                                    Inc. and Sedgwick Group plc. Ms.
                                    McLaughlin's term as Director of the Com-
[PHOTO OF ANN DORE                  pany expires at the 2000 annual meeting of
 MCLAUGHLIN APPEARS HERE]           shareholders.



-------------------------------------------------------------------------------

               Harry L. Vincent,    Mr. Vincent is a retired Vice Chairman of
               Jr. Director since   Booz- Allen & Hamilton, Inc. He also
               1969 Age: 78         served as a Director of Signet Banking
                                    Corporation from 1973 until 1989. Mr.
                                    Vincent's term as Director of the Company
                                    expires at the 1999 annual meeting of
[PHOTO OF HARRY L.                  shareholders.
 VINCENT APPEARS HERE]


-------------------------------------------------------------------------------

OWNERSHIP OF COMPANY SECURITIES

Set forth below is the beneficial ownership as of January 31, 1998 of Company Common Stock by each Director, each nominee, each executive officer named in the Summary Compensation Table (Table I) included elsewhere in this Proxy Statement, and by all Directors and executive officers of the Company as a group, and, to the best of the Company's know- ledge, by beneficial holders of 5% or more of Company Common Stock.

                                     SHARES OF COMPANY
                                        COMMON STOCK             % OF SHARES
                                     BENEFICIALLY OWNED       OUTSTANDING AS OF
NAME                               AS OF JANUARY 31, 1998    JANUARY 31, 1998(1)
----                               ----------------------    -------------------
DIRECTORS:
R. Theodore Ammon................            14,750                   *
Robert M. Baylis.................            12,750                   *
Terence C. Golden................           828,085(2)               0.41
J.W. Marriott, Jr................        13,276,630(2)(4)(5)         6.51
Richard E. Marriott..............        13,212,326(2)(3)(5)         6.48
Ann Dore McLaughlin..............             8,750                   *
Harry L. Vincent, Jr.............            21,850                  0.01
NON-DIRECTOR EXECUTIVE OFFICERS:
Christopher J. Nassetta..........           371,280(2)               0.18
Robert E. Parsons, Jr............           428,413(2)               0.21
Christopher G. Townsend..........           115,274(2)               0.06
ALL DIRECTORS AND EXECUTIVE OFFI-
 CERS AS A GROUP
 (11 PERSONS, INCLUDING THE FORE-
 GOING)..........................        24,308,476(2)(6)           11.91
CERTAIN BENEFICIAL OWNERS:
Dresdner RCM Global Investors
 LLC.............................        13,595,975(7)               6.66
FMR Corp.........................        22,532,574(8)              11.04
Southeastern Asset Management,
 Inc.............................        26,469,000(9)              12.97

--------
 (1) Ownership of less than l/l00th of 1% is reflected as * in the table above.
 (2) Includes (i) the shares of unvested restricted stock granted under the Company's 1993 and 1997 Comprehensive Stock Incentive Plans, which are voted by the holder thereof, and (ii) the following number of shares which could be acquired by the named persons through the exercise of stock options within 60 days of January 31, 1998: for J.W. Marriott, Jr., 810,447 shares; for Richard E. Marriott, 55,700 shares; for Mr. Parsons, 20,225 shares; for Mr. Townsend, 6,975 shares; and for all directors and executive officers as a group, 918,147 shares. For additional informa-tion, see Tables I and II under the caption "Executive Officer Compensa-tion." Does not include any other shares reserved, contingently vested or awarded under the above-named Plan.

 (3) Includes: (i) 1,977,450 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 68,426 shares held by the wife of J.W. Marriott, Jr.; (iii) 703,031 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and (vi) 80,000 shares held by a limited part-nership whose general partner is J.W. Marriott, Jr. Does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
 (4) Includes: (i) 1,874,709 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 68,219 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,302,729 shares held by a corporation of which Richard E. Marriott is the controlling shareholder. Does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
 (5) By virtue of their ownership of shares of Company Common Stock and their positions as Chairman and Director, respectively, Richard E. Marriott and J.W. Marriott, Jr. could be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,446,833 shares, or 12.47% of the total shares outstanding of Company Common Stock as of January 31, 1998.
 (6) Includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial owner-ship of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading, but such shares are included only once in reporting the total number of shares owned by all directors and executive officers as a group. All di-rectors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 1,846,327 shares, or 0.90% of the total shares outstanding of Company Common Stock as of Janu-ary 31, 1998. In addition, the Company's Retirement and Savings Plan owned 57,318 shares, or 0.03% of the total shares outstanding of Company Common Stock as of January 31, 1998.
 (7) Represents shares of Company Common Stock held by Dresdner RCM Global In-vestors LLC ("Dresdner RCM") and its affiliates, RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"), and by Dresdner Bank AG, of which Dresdner RCM is a wholly owned subsidiary. Dresdner RCM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 12,943,675 shares and shared dis-positive power over 282,000 shares. Of these shares, Dresdner RCM has re-ported sole voting power over 8,854,200 shares and does not share voting power with respect to any shares. In addition, Dresdner Bank AG has re-ported in a separate Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive and voting power over 370,300 shares of Com-pany Common Stock, and such shares are included in the number reported in this table. The principal business address of Dresdner RCM, RCM Limited and RCM General is Four Embarcadero Center, San Francisco, California 94111. The principal business address of Dresdner Bank AG is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.
 (8) Represents shares of Company Common Stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). FMR has reported in a Schedule 13G under the Exchange Act, filed with the Commission, that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 22,474,835 shares of Company Common Stock owned by such investment funds, including the 15,610,500 shares of Company Common Stock (or 7.65% of the total shares outstanding of Company Common Stock as of January 31, 1998) held by the Fidelity Magellan Fund. FMR has no power to vote or direct the voting of the shares of Company Common Stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole dispositive power over 57,739 shares, the sole power to vote or direct the voting of 44,301 shares, and no power to vote or direct the voting of 13,438 shares of Company Common Stock owned by the institutional accounts. The principal business address for FMR, FMT and FM&R is 82 Devonshire Street, Boston, Massachusetts 02109.
 (9) Represents shares of Company Common Stock held by Southeastern Asset Man-agement, Inc. ("SAM"). SAM has reported in a Schedule 13G under the Ex-change Act, filed with the Commission, sole dispositive power over 14,466,900 shares and shared dispositive power over 11,322,100 shares. Of these shares, SAM has reported sole voting power over 12,191,900 shares and shared voting power over 11,322,100 shares. The principal business address of SAM is 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, the Board of Directors is composed of seven members, five of whom are not officers or employees of the Company. The Board met seven times in 1997. Each Director attended 75% or more of the meetings held during 1997.

The Board has adopted four standing committees: (i) Executive, (ii) Audit,
(iii) Compensation Policy and (iv) Nominating and Corporate Governance. The members of the Executive Committee are Harry L. Vincent, Jr. (Chair), Richard
E. Marriott, J.W. Marriott, Jr. and Terence C. Golden. When the Board of Di-rectors is not in session, this Committee is authorized to exercise all powers of the Board of Directors, subject to specific restrictions as to powers re-tained by the full Board of Directors. Retained powers include those relating to amendments to the certificate of incorporation and bylaws; mergers, consol-idations, sales or exchanges involving substantially all of the Company's as-sets; declaration of dividends; and issuance of stock. The Executive Committee did not meet in 1997. No change in the membership of the Executive Committee is contemplated for 1998.

The Audit Committee is composed of four Directors who are not employees of the Company, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Ann Dore McLaughlin and Robert M. Baylis. The Audit Committee meets at least three times a year with the independent auditors, management representatives and in-ternal auditors; recommends to the Board of Directors appointment of indepen-dent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in con-nection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the ac-counting principles applied in financial reporting, and financial and opera-tional controls. The independent auditors and internal auditors have unre-stricted access to the Audit Committee and vice versa. The Audit Committee met five times in 1997. All members attended 75% or more of the meetings held in 1997. No membership changes are contemplated for 1998.

The Compensation Policy Committee is composed of three Directors who are not employees of the Company, namely, Harry L. Vincent, Jr. (Chair), R. Theodore Ammon and Ann Dore McLaughlin. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior offi-cers' compensation and various employee stock plans, and approval of individ-ual salary adjustments and stock awards in those areas. The Compensation Pol-icy Committee met nine times in 1997. All members attended 75% or more of the meetings held in 1997. No membership changes are contemplated for 1998.

The Nominating and Corporate Governance Committee is composed of three Direc-tors who are not employees of the Company, namely, Ann Dore McLaughlin (Chair), Harry L. Vincent, Jr. and Robert M. Baylis. It considers candidates for election as Directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating and Corporate Governance Committee fulfills an advisory func-tion with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of Director candidates, compen-sation of Directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board. The Nominating and Corporate Governance Committee met four times in 1997. All members attended 75% or more of the meetings held in 1997. No membership changes are contem-plated for 1998.

COMPENSATION OF DIRECTORS

Directors who are also officers of the Company receive no additional compensa-tion for their services as Directors. Directors elected by the holders of Com-pany Common Stock and who are not officers receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual re-tainer fee of $1,000, except for the chair of the Compensation Policy Commit-tee, Mr. Vincent, who receives an annual retainer fee of $6,000. (The higher annual retainer fee paid to the chair of the Compensation Policy Committee re-lates to his additional duties which include, among other things, the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board. Prior to April 1997, Mr. Vincent received $375 per hour in compensation for time spent in the per-formance of such duties.) Any individual Director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to the Company's Executive Deferred Compensation Plan and/or the Company's Non-Employee Directors' Deferred Stock Compensation Plan. Directors are also reim-bursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting Marriott or Ritz-Carlton hotels or other properties controlled by the Company or by Marriott International, Inc.

In addition, in 1997 the shareholders of the Company approved an amendment to the Company's Non-Employee Directors' Deferred Stock Compensation Plan whereby those Directors who are not employees of the Company (other than J.W. Marriott, Jr.) receive an annual award of 750 shares of Company Common Stock. The amendment also provided for a special one-time award of Company Common Stock to each non-employee Director (other than J.W. Marriott, Jr.) based upon an actuarial value, taking into account for each Director such factors as standard mortality rates, gender and an assumed retirement age. Accordingly, in 1997 the following Directors received special one-time awards of Company Common Stock in the amounts indicated: Mr. Ammon, 4,000 shares; Mr. Baylis, 7,000 shares; Ms. McLaughlin, 7,000 shares; and Mr. Vincent, 7,000 shares. The special one-time awards of Company Common Stock vest at the rate of 10% per year of a Director's service on the Board, with credit given for each year of service already completed, and will also become fully vested upon the death or disability of the Director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of own-ership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy State-ment any failure to file by these dates. All of these filing requirements were satisfied by the Company's executive officers and directors in 1997.

EXECUTIVE OFFICERS

Set forth below is certain information with respect to the persons who are cur-rently serving as executive officers of the Company.

                                     BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE           AGE          AN EXECUTIVE OFFICER OF THE COMPANY
--------------           ---         -------------------------------------
Richard E. Marriott       59 Richard E. Marriott joined the Company in 1965 and
 Chairman of the Board       has served in various executive capacities. In 1979,
                             Mr. Marriott was elected to the Board of Directors.
                             In 1984, he was elected Executive Vice President,
                             and in 1986, he was elected Vice Chairman of the
                             Board of Directors. In 1993, Mr. Marriott was
                             elected Chairman of the Board. Mr. Marriott also has
                             been responsible for management of the Company's
                             government affairs functions.
Terence C. Golden         53 Terence C. Golden was named President and Chief Ex-
 President and Chief         ecutive Officer of the Company in 1995. Prior to
 Executive Officer           joining the Company, Mr. Golden was Chairman of Bai-
                             ley Realty Corporation and prior to that had served
                             as Chief Financial Officer of The Oliver Carr Compa-
                             ny. Before joining The Oliver Carr Company, he
                             served as Administrator of the General Services Ad-
                             ministration and as Assistant Secretary of Treasury,
                             and he was co-founder and national managing partner
                             of Trammel Crow Residential Companies.
Robert E. Parsons, Jr.    42 Robert E. Parsons, Jr. joined the Company's Corpo-
 Executive Vice Presi-       rate Financial Planning staff in 1981 and was made
 dent and Chief Finan-       Assistant Treasurer in 1988. In 1993, Mr. Parsons
 cial Officer                was elected Senior Vice President and Treasurer of
                             the Company, and in 1995, he was elected Executive
                             Vice President and Chief Financial Officer of the
                             Company.
Christopher J. Nassetta   35 Christopher J. Nassetta joined the Company in Octo-
 Executive Vice Presi-       ber 1995 as Executive Vice President and was elected
 dent and Chief Operat-      Chief Operating Officer of the Company in 1997.
 ing Officer                 Prior to joining the Company, Mr. Nassetta served as
                             President of Bailey Realty Corporation from 1991 un-
                             til 1995. He had previously served as Chief Develop-
                             ment Officer and in various other positions with The
                             Oliver Carr Company from 1984 through 1991.

                                     BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE           AGE          AN EXECUTIVE OFFICER OF THE COMPANY
--------------           ---         -------------------------------------
Christopher G. Townsend   50 Christopher G. Townsend joined the Company's Law De-
 Senior Vice President,      partment in 1982 as a Senior Attorney. In 1984, Mr.
 General Counsel and         Townsend was made Assistant Secretary of the Compa-
 Corporate Secretary         ny, and in 1986, he was made Assistant General Coun-
                             sel. In 1993, Mr. Townsend was elected Senior Vice
                             President, Corporate Secretary and Deputy General
                             Counsel. In January 1997, he was elected General
                             Counsel.
Donald D. Olinger         39 Donald D. Olinger joined the Company in 1993 as Di-
 Senior Vice President       rector--Corporate Accounting. Later in 1993, Mr.
 and                         Olinger was promoted to Senior Director and Assis-
 Corporate Controller        tant Controller. He was promoted to Vice President--
                             Corporate Accounting in 1995. In 1996, he was
                             elected Senior Vice President and Corporate Control-
                             ler. Prior to joining the Company, Mr. Olinger was
                             with the public accounting firm of Deloitte & Tou-
                             che.

EXECUTIVE OFFICER COMPENSATION

SUMMARY OF COMPENSATION

Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to the Chief Executive Officer of the Company and the four additional most highly compensated executive officers of the Company for the Company's fiscal year 1997.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                  --------------------
                                         ANNUAL COMPENSATION         AWARDS    PAYOUTS
                                    ----------------------------- ------------ -------
                                                                   RESTRICTED          ALL OTHER
                                    SALARY           OTHER ANNUAL    STOCK      LTIP    COMPEN-
                             FISCAL (2)(3)  BONUS(4) COMPENSATION AWARDS(5)(6) PAYOUTS SATION(7)
NAME AND PRINCIPAL POSITION   YEAR    ($)     ($)        ($)          ($)        ($)      ($)
---------------------------  ------ ------- -------- ------------ ------------ ------- ---------
Richard E. Marriott           1997  271,449 108,580   110,789(8)            0      0     22,668(10)
 Chairman of the Board        1996  262,951 105,180   114,969(8)            0      0     21,439(10)
                              1995  250,554 100,000   107,463(8)            0      0     12,634
Terence C. Golden(1)          1997  619,045 557,141    58,783(9)      354,693      0     66,105
 President and Chief          1996  600,017 480,013         0      10,476,603      0    560,827(11)
 Executive Officer            1995  190,656 152,152         0               0      0          0

Robert E. Parsons, Jr.        1997  338,889 254,167         0               0      0     36,231
 Executive Vice               1996  328,447 263,490         0       3,658,277      0     26,273
 President and Chief          1995  213,767 123,649         0               0      0     10,951
 Financial Officer

Christopher J.                1997  338,889 254,167         0               0      0     36,231
 Nassetta(1)                  1996  328,447 263,490         0       3,647,513      0    119,168(11)
 Executive Vice               1995   78,000  50,700         0               0      0          0
 President and Chief
 Operating Officer

Christopher G. Townsend       1997  202,962 111,629         0       1,015,800      0     18,405
 Senior Vice President        1996  186,232 102,428         0               0      0     15,891
 and General Counsel          1995  156,375  93,825         0               0      0      7,658

--------
 (1) Mr. Golden joined the Company as President and Chief Executive Officer on September 1, 1995. Mr. Nassetta joined the Company as Executive Vice President on October 1, 1995.
 (2) Fiscal year 1996 base salary earnings were for 53 weeks.
 (3) Salary amounts include base salary earned and paid in cash during the fiscal year, the amount of base salary deferred at the election of the executive officer under the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan") and the increase in base salary for the period October 1, 1998 through the end of the fiscal year which was paid in 1998.
 (4) Bonus includes the amount of cash bonus earned pursuant to the Company's Performance-Based Annual Incentive Bonus Plan (which was approved by the shareholders in 1996) and to the named individual's performance-based bo-nus plan during the fiscal year, which is either paid subsequent to the end of each fiscal year or deferred under the Deferred Compensation Plan.
 (5) During 1997, the Compensation Policy Committee (the "Committee") of the Board of Directors approved the grant of restricted stock to certain key employees of the Company, including Mr. Townsend. In 1996, the Committee approved similar grants of restricted stock to certain key employees of the Company, including Mr. Golden, Mr. Parsons and Mr. Nassetta. Mr. Golden also received grants of restricted stock on November 6, 1997 and on August 1, 1996 which were pursuant to the terms of his restricted stock agreement with the Company. Mr. Golden, Mr. Parsons and Mr. Nassetta each received awards which vest over a five-year period, and Mr. Townsend received an award which vests over a three-year period. All such awards consist of shares subject to restrictions relating primarily to continued employment ("General Restrictions") and shares subject to an-nual performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to annual review and revision. Sixty percent of the shares awarded to each ex-ecutive officer have annual Performance Restrictions, and forty percent of the shares awarded have General Restrictions conditioned upon continued em-ployment. In addition, Mr. Parsons and Mr. Nassetta each received an award of restricted stock which vests sixty percent on December 31, 1998 and forty percent on December 31, 2000, subject to the attainment of certain performance criteria and to the named individual's continued employment ("Special Team Awards"). All Special Team Awards are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant. At Mr. Golden's request and in order to motivate the management team to enhance shareholder value, the Committee issued these Special Team Awards of the shares of restricted stock to key executives of the Company in connection with Mr. Golden's joining the Com-pany. The dollar value of those awards has been reflected in the Restricted Stock Awards column of this Summary Compensation Table for the named execu-tive officers. In the event that the executives to whom restricted stock was granted do not continue in the employ of the Company or do not meet the performance criteria set by the Committee, those shares will be forfeited, and the Committee has retained the right to grant any forfeited restricted shares to Mr. Golden.
 (6) The aggregate number and value of shares of deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 5 above) held by each named executive officer as of the end of fiscal year 1997 are as follows: Mr. R.E. Marriott, 264,000 shares valued at $5,071,440; Mr. Golden, 655,231 shares valued at $12,586,987;
     Mr. Nassetta, 240,267 shares valued at $4,615,529; Mr. Parsons, 261,531 shares valued at $5,073,335; and Mr. Townsend, 56,321 shares valued at $1,078,485. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distribu-tions paid with respect to such stock. Under the terms of certain re-stricted stock award agreements granted under the long-term incentive plan, each share of restricted stock vests upon a change in control of the Company. The stock bonus awards granted by the Company are generally derived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No vot-ing rights or dividends are attributed to award shares until such award shares are distributed. Stock bonus awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 annual installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the stock bonus award is granted to the employee. Awards are not subject to forfei-ture once the employee reaches age 55 with 10 years of service with the Company or upon (i) retirement after 20 years of service, (ii) disability or (iii) death.
 (7) Amounts included in "All Other Compensation" represent total matching Company contribution amounts received under the Retirement and Savings Plan and the Deferred Compensation Plan. In 1997, the amounts attribut-able to the Retirement and Savings Plan account for each named executive officer were as follows: Mr. R.E. Marriott, $9,024; Mr. Golden, $7,939; Mr. Nassetta, $9,024; Mr. Parsons, $9,500; and Mr. Townsend, $8,448. The amounts attributable to the Deferred Compensation Plan for each named ex-ecutive officer were as follows: Mr. R.E. Marriott, $13,644; Mr. Golden, $58,166; Mr. Nassetta, $27,207; Mr. Parsons, $26,731; and Mr. Townsend, $9,957.
 (8) Amount includes $92,000 in 1997, $86,700 in 1996, and $86,200 in 1995 for
     the allocation of Company personnel for non-Company business.
 (9) Amount represents reimbursement of travel expenses of Mr. Golden's spouse when she accompanies him on Company business trips.
(10) Effective beginning in 1996, Mr. Marriott waived (i) payments due to be made to him under the Deferred Compensation Plan following his retirement and (ii) Company Common Stock due to be distributed to him under the Company's 1993 Comprehensive Stock Incentive Plan (the "1993 Stock Incen-tive Plan") following his retirement. The payments and stock distribu-tions that were waived were disclosed in earlier proxy statements of the Company. In connection with this waiver, the Company entered into an ar-rangement to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. The cost of the life insurance policies to the Company has been actuarially determined and will not exceed the pro-jected after-tax cost the Company expected to incur in connection with the payments under the Deferred Compensation Plan and the stock distribu-tions under the 1993 Stock Incentive Plan that were waived by Mr. Marriott.
(11) As part of their restricted stock agreements with the Company, Mr. Golden and Mr. Nassetta were awarded 44,910 and 8,421 shares of Company Common Stock, respectively, on February 1, 1996. The value of the shares was $516,465 for Mr. Golden and $96,842 for Mr. Nassetta.

AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUE

Table II below sets forth, on an aggregated basis, (i) information regarding the exercise during fiscal year 1997 of options to purchase Company Common Stock (and shares of the common stock of other companies which the Company has previously spun off) by each of the executive officers listed on Table I above, and (ii) the value on January 2, 1998 of all unexercised options held by such individuals. The Company did not grant any options to the executive officers listed on Table I in fiscal year 1997. Terence C. Golden and Christo-pher J. Nassetta do not have any options to purchase stock in any of the com-panies listed in Table II.

TABLE II

   AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                        NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                                   OPTIONS AT FISCAL YEAR END            FISCAL YEAR END(2)
                                                               (#)                               ($)
                                                   --------------------------------   -------------------------
                                SHARES
                               ACQUIRED    VALUE
                              ON EXERCISE REALIZED
NAME               COMPANY(1)     (#)       ($)    EXERCISABLE       UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
----               ---------- ----------- -------- ---------------   --------------   ----------- -------------
R.E. Marriott           HM      35,000    421,379      55,700              0             944,307         0
                       HMS           0          0      11,140              0             145,741         0
                        MI           0          0      55,700              0           3,198,557         0
                     TOTAL      35,000    421,379     122,540              0           4,288,605         0
R.E. Parsons, Jr.       HM       2,500     40,825      20,225              0             311,837         0
                       HMS         500      5,993       4,045              0              49,212         0
                        MI           0          0       1,625              0              85,423         0
                     TOTAL       3,000     46,819      25,895              0             446,472         0
C.G. Townsend           HM           0          0       6,975              0             110,745         0
                       HMS           0          0       1,395              0              17,354         0
                        MI           0          0           0              0                   0         0
                     TOTAL           0          0       8,370              0             128,100         0

--------
(1) "HM" represents options to purchase Company Common Stock ("Company Op-tions"). "HMS" represents options to purchase Host Marriott Services Cor-poration ("HM Services") common stock. "MI" represents options to purchase Marriott International, Inc. ("Marriott International") common stock. In connection with the Company's issuance on December 29, 1995 of a special dividend (the "HMS Special Dividend") of HM Services common stock to the Company's shareholders, and pursuant to the Company's 1993 Comprehensive Stock Incentive Plan, all Company Options held by employees of the Company were adjusted to reflect the HMS Special Dividend by providing each option holder with the option to purchase one share of HM Services common stock for every option to purchase five shares of Company Common Stock held as of the close of business on December 29, 1995. The exercise price of the HM Services options was set, and the price of the Company Options was ad-justed, so that the economic value of the Company Options prior to the HMS Special Dividend was preserved and not increased or decreased as a result of the HMS Special Dividend. In addition, in connection with the Company's issuance on October 8, 1993 of a special dividend (the "MI Special Divi-dend") of Marriott International common stock to the Company's sharehold-ers, and pursuant to the Company's 1993 Comprehensive Stock Incentive Plan, all Company Options held by employees of the Company were adjusted to reflect the MI Special Dividend by providing each option holder with the option to purchase one share of Marriott International common stock for every option to purchase one share of Company Common Stock held as of the close of business on October 8, 1993. The exercise price of the Marriott International options was set, and the price of the Company Options was adjusted, so that the economic value of the Company Options prior to the MI Special Dividend was preserved and not increased or decreased as a result of the MI Special Dividend.
(2) Based on a per share price for Company Common Stock of $19.21, a per share price for HM Services common stock of $14.43, and a per share price for Marriott International common stock of $68.56. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on January 2, 1998.

LONG-TERM INCENTIVE PLAN

Table III below sets forth the number of shares of Company Common Stock awarded under a long-term incentive plan on February 1, 1996 to Messrs. Parsons and Nassetta and on January 22, 1997 to Mr. Townsend. Richard E. Marriott and Terence C. Golden did not receive any of the type of awards re-ported in this Table III. These awards represent the number of restricted shares of Company Common Stock that may vest during or at the end of a three-year period, subject to the satisfaction of certain time and performance re-strictions established by the Compensation Policy Committee of the Board of Directors. The time restrictions are continued employment from November 2, 1995 through November 1, 1998 for Messrs. Parsons and Nassetta, and continued employment from November 1, 1996 through November 1, 1999 for Mr. Townsend. The performance criteria outlined below were set in advance of the completion of the performance year. If the time and performance criteria are not achieved, the full number of shares will be forfeited.

With respect to Messrs. Parsons and Nassetta, the shares may be paid in full if either of the following two formulas is met:

 . Prior to November 1, 1998, the average price of Company Common Stock traded on the New York Stock Exchange during any consecutive 60-day period shall increase to 172.8% of the price of Company Common Stock on November 2, 1995; or

 . The average of the high and low prices of Company Common Stock traded on the New York Stock Exchange for each of the first five days of trading prior to November 1, 1998 is 172.8% of the price of Company Common Stock on November 2, 1995.

The price of Company Common Stock on November 2, 1995 was determined to be $11.08 (which reflects an adjustment for the distribution of the common stock of Host Marriott Services Corporation to the Company's shareholders on Decem-ber 29, 1995), and therefore the target price under the two formulas is $19.146 (i.e., 172.8% of $11.08). An increase of 172.8% represents a 20% com-
pounded annual growth rate in the price of Company Common Stock over three years.

With respect to Mr. Townsend, the shares may be paid in full if either of the following two formulas is met:

 . Prior to November 1, 1998, the average price of Company Common Stock traded on the New York Stock Exchange during any consecutive 60-day period shall increase to 144% of the price of Company Common Stock on November 1, 1996; or

 . The average of the high and low prices of Company Common Stock traded on the New York Stock Exchange for each of the first five days of trading prior to November 1, 1998 is 144% of the price of Company Common Stock on November 1, 1996.

An increase of 144% represents a 20% compounded annual growth rate in the price of Company Common Stock over two years.

TABLE III

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                            PERFORMANCE OR OTHER
                                                                   PERIOD
                                                             UNTIL MATURITY OR
NAME                                       NUMBER OF SHARES        PAYOUT
----                                       ---------------- --------------------
Robert E. Parsons, Jr.....................      84,206            3 years
Christopher J. Nassetta...................      84,206            3 years
Christopher G. Townsend...................      20,000            3 years

EMPLOYMENT ARRANGEMENTS

Certain of the terms and conditions of employment of Terence C. Golden, the Company's President and Chief Executive Officer, are governed by a written em-ployment agreement. Mr. Golden's agreement provided for an annual salary of $575,000 per year which has been increased to $653,000 for 1998. The agreement also provides that in the event of a "termination event" (which is defined as a significant reduction in Mr. Golden's responsibility, a requirement to relo-cate, a change in control of the Company, a change in his responsibility to the Company's Chairman or his failure to receive a bonus equal to at least half of the maximum bonus available to be earned for a particular year), Mr. Golden will receive a payment equal to one year's salary and an amount equal to the maximum bonus that could have been earned for the year in which such termina-tion event occurs, and the restrictions will be lifted on all remaining re-stricted stock held by Mr. Golden. In the event he is terminated without cause in the absence of a termination event, Mr. Golden will receive one year's sal-ary and bonus and the restrictions will be lifted on the restricted stock that is not subject to performance goals. In the event Mr. Golden is terminated for cause or resigns, he will receive no termination payment and the restricted stock will be canceled.

REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

The Compensation Policy Committee of the Board of Directors is charged with overseeing and administering the executive pay program for the Company on be-half of the Board and, by extension, the Company's shareholders. This report provides details and background information regarding that program.

THE COMMITTEE

The Compensation Policy Committee (the "Committee"), composed of three indepen-dent members of the Board of Directors, approves the executive compensation programs and policies of the Company, sets performance targets and also evalu-ates the performance of the Company and its senior management. The Committee met nine times during the year.

GOALS OF THE PROGRAM

The Committee has established three primary objectives for the executive com-pensation program:

 . To provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals;

 . To foster a strong relationship between shareholder value and executive com-pensation programs and rewards by having a significant portion of compensa-tion comprised of equity-based incentives; and

 . To provide overall levels of compensation that are competitive, and to pro-vide the means to attract, retain and motivate highly qualified executives.

COMPETITIVENESS TARGETS

To establish compensation targets, the Committee uses data from independent consultants that reflect the median compensation practices at a large group of general industry, lodging and real estate companies.

These surveys contain a broader group of companies than the comparison group used in the performance graph because the Committee believes that targeting compensation at a diverse group of companies more appropriately reflects the labor market for Host Marriott executives. With respect to base salary and an-nual incentive levels, the Committee reviews the data provided by these surveys with a focus on the median level of compensation. The Committee then makes de-cisions on compensation actions for individual executives based on competitive levels of compensation and the need to retain an experienced and effective man-agement team. Consistent with the philosophy of aligning shareholder value with executive compensation, long-term incentive awards represent a substantial por-tion of the targeted total pay package for executive officers and are targeted at levels higher than the median for achievement of outstanding business per-formance as determined by the Committee.

BASE SALARY

The Committee regularly reviews each senior executive's base salary and ap-proves the assignment of each senior executive to a salary grade. Actual base salaries fall in a range around the midpoint, based on tenure, experience and individual performance. Increases to base salary are primarily driven by indi-vidual performance and the salary increase guidelines established by the Compa-ny. There are no specific weightings that are applied to the factors considered by the Committee in arriving at base salary actions.

ANNUAL INCENTIVES

The Company's Performance-Based Annual Incentive Bonus Plan promotes the Company's pay for performance philosophy by providing executives with finan-cial incentives to achieve key business and individual performance objectives.

Under such plan, the annual bonus payments for the Chief Executive Officer and the other executive officers are made from a pool of potential payments equal to eight percent of the Company's annual earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") in ex-cess of the performance goal ($300,000,000) or a lesser amount as determined by the Committee based on business and individual performance criteria the Committee deems appropriate. No payment will be made if performance does not meet the minimum specified criteria. The maximum percentage award that can be made to any one executive from the pool is equal to the percentage of each ex-ecutive's salary compared to the total salaries of the executives in the plan.

STOCK INCENTIVES

The Company provides long-term incentives through its 1997 Comprehensive Stock Incentive Plan, under which restricted stock, stock options, deferred stock awards and other stock-based awards are permitted. The Committee believes that management's interest should be aligned with those of the shareholders, and that stock ownership is an efficient and effective way to accomplish this goal.

RESTRICTED STOCK

Restricted stock is the primary long-term incentive vehicle for senior execu-tives. Its purpose is to provide an incentive to senior executives to manage the Company in a manner that creates significant long-term value for share-holders. The 1997 Comprehensive Stock Incentive Plan permits the Committee to make awards with restrictions relating to either continued employment ("time-based" awards) or performance criteria established by the Committee ("perfor-mance-based" awards). The Committee emphasizes performance-based awards.

The performance criteria applicable to the performance-based awards are deter-mined at the beginning of each year by the Committee. The performance measures adopted for 1997 were EBITDA as a percentage of average capital, EBITDA as a multiple of cash interest expense, free cash flow per share, total capital em-ployed and fostering a strategic alliance with Marriott International, Inc. The performance measures were weighted equally in 1997.

The Committee also made grants of restricted stock to a group of key execu-tives. These grants are subject to achieving a 20% annual increase in the price of the Company Common Stock from November 1995 to November 1998. These grants have been reported above in the Long-Term Incentive Plan Table (Table
III).

Compensation of the Chief Executive Officer and other Executive Officers

BASE SALARY

Mr. Golden received a salary increase of 5.5% effective as of October 1, 1997, plus an additional increase of approximately 1.375% effective as of January 1, 1998 as an adjustment to reflect the change in the annual review cycle from October 1 to January 1, resulting in a new salary of $653,000. This salary is above the median for the survey group. The salaries for Mr. Marriott, Mr. Nassetta, Mr. Parsons and Mr. Townsend were also increased by 5.5% effec-tive as of October 1,

1997 and by approximately 1.375% effective as of January 1, 1998.

ANNUAL INCENTIVE AWARDS

Mr. Golden received a bonus award for 1997 of $557,141, or 90% of fiscal year base salary earnings under the Performance-Based Annual Incentive Bonus Plan and pursuant to the performance criteria which the Committee set for Mr. Golden to achieve for 1997. The other named executive officers received bonus payments for 1997 which ranged from 40% to 75% of salary. The Committee considered the Company's financial performance as measured by EBITDA and other objective indi-vidual criteria in making awards from the bonus pool.

RESTRICTED STOCK AWARDS

Mr. Golden received an award of 16,842 shares of restricted stock which was ap-proved by the Committee on November 6, 1997. The award vests over a five-year period. Sixty percent (60%) of such shares have annual performance restrictions and forty percent (40%) are awarded based on continued employment. The grant of shares of restricted stock represents shares that were not awarded to Mr. Golden previously but to which he was entitled pursuant to his restricted stock agreement. Mr. Golden's award was based on a review of long-term incentive grant practices among the companies in the surveys used to evaluate the appro-priate levels of compensation paid to the Chief Executive Officer and was at a level required to recruit him to the Company. A total of 169,100 shares of re-stricted stock were awarded to six other key executives of the Company in 1997, of which approximately 60% are performance-based shares and approximately 40% are time-based shares. These shares vest over a three-year period.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

In 1993, provisions were added to the Internal Revenue Code that limit the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers. However, performance-based compensa-tion can be excluded from the determination of compensation expense so long as it meets certain requirements. The Committee's policy is to qualify as much of executive compensation programs for the performance-based exclusion as is pos-sible.

The Committee, Board of Directors and the Company's shareholders approved the 1997 Comprehensive Stock Incentive Plan, which includes provisions that put the Plan into compliance with Section 162(m) of the Internal Revenue Code. Stock grants made pursuant to the 1997 Comprehensive Stock Incentive Plan may quali-fy, if so determined by the Committee, as exempt compensation under Section 162(m), which would permit the maximum tax benefit to the Company.

The annual incentive awards made under the Performance-Based Annual Incentive Bonus Plan qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance-based restricted stock awards have annual measures and goals which allow them to qualify as performance-based com-pensation under Section 162(m).

The Committee believes that it is appropriate to consider the tax implications of the Company's compensation plans, but the Committee does not believe it is necessarily in the best interest of the Company and its shareholders that all plans meet the requirements of Section 162(m) for deductibility. Accordingly, the Committee anticipates that the Company may lose or defer deductions in fu-ture years with respect to vesting of the time-based restricted stock grants or other awards.

SUMMARY

The Committee believes that the caliber and motivation of the employees, and especially their leadership, are critical to the Company's success in a compet-itive marketplace. Effective and motivational compensation programs are essen-tial ingredients to success. The Committee believes that the compensation pro-grams of the Company are effective in serving both the Company and its share-holders, in both the short and long term.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

  Harry L. Vincent, Jr., Chairman
  R. Theodore Ammon
  Ann Dore McLaughlin

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumula-tive total shareholder return on the Company's Common Stock against the cumu-lative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500 Index") and a peer group index of companies (the "Peer Group") over the period of December 31, 1992 through December 31, 1997. The graph as-sumes an investment of $100 at the start of this period in the Company's Com-mon Stock and in each of the indexes, with the reinvestment of all dividends, including (i) the Company's distribution of Marriott International, Inc. com-mon stock on October 8, 1993 to shareholders and (ii) the Company's distribu-tion of Host Marriott Services Corporation common stock on December 29, 1995 to shareholders, each of which is treated as a reinvested special dividend.

The Peer Group index consists of the following companies: Catellus Development Corp., Hilton Hotels Corp., Hospitality Franchise System, Inc., La Quinta Inns, Inc., Marriott International, Inc., Red Lion Inns LP, The Rouse Company, and Del Webb Corp.


         COMPARISONS OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS



                       [PERFORMANCE CHART APPEARS HERE]


     Date              Host Marriott Corp.    S&P 500 Index     Peer Group
     ----              ------------------     -------------     ----------
     1992                    $100.00             $100.00          $100.00
     1993                    $206.83             $110.06          $145.97
     1994                    $218.17             $111.52          $155.36
     1995                    $297.50             $153.39          $216.10
     1996                    $406.82             $188.59          $319.20
     1997                    $498.99             $251.49          $526.27

CERTAIN TRANSACTIONS

NEW YORK MARRIOTT MARQUIS

The Company is a general partner of Times Square Marquis Hotel, L.P. ("TSMHLP"), a limited partnership in which the Company currently holds an 86% interest and which is consolidated in the Company's financial statements. TSMHLP is the owner of the New York Marriott Marquis Hotel. MM Times Square Hotel Investors, a limited partnership which includes J.W. Marriott, Jr. and Richard E. Marriott as partners, currently holds a 3% limited partnership in-terest in TSMHLP.

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL, INC.

The Company (formerly known as Marriott Corporation) was renamed Host Marriott Corporation on October 8, 1993 in connection with the issuance of a special dividend (the "MII Distribution") which split the Company's businesses between the Company and Marriott International, Inc. ("Marriott International"). Prior to October 8, 1993, Marriott International was a wholly-owned subsidiary of the Company. Thereafter, the Company retained the capital intensive lodging real estate business (the "Ownership Business") and the airport/tollroad con-cessions business (the "Host/Travel Plazas Business"), while Marriott Interna-tional took over the management of the lodging and service management busi-nesses (the "Management Business"). (On December 29, 1995, the Company dis-tributed the Host/Travel Plazas Business to the shareholders of Host Marriott Services Corporation; see "Relationship between the Company and Host Marriott Services Corporation" below.) On the date of the MII Distribution, the Company and its subsidiaries and Marriott International and its subsidiaries entered into certain contractual arrangements governing their relationship following the MII Distribution.

J.W. Marriott, Jr. and Richard E. Marriott beneficially own approximately 10.6%, and 10.2%, respectively, of the outstanding shares of common stock of Marriott International. By reason of their ownership of such shares of common stock of Marriott International and their positions as Chairman and a Direc-tor, respectively, of Marriott International, J.W. Marriott, Jr. and Richard
E. Marriott, who also are a Director and Chairman, respectively, of the Compa-ny, could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their owner-ship of shares of Marriott International and/or their relationship to other family members.

Prior to the MII Distribution, the Company and Marriott International entered into a Distribution Agreement (the "MII Distribution Agreement"), which pro-vided for, among other things, (i) the division between the Company and Marriott International of certain liabilities and (ii) certain other agree-ments governing the relationship between the Company and Marriott Interna-tional following the MII Distribution.

Subject to certain exceptions, the MII Distribution Agreement provided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the MII Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Busi-ness to Marriott International and its subsidiaries, and financial responsi-bility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the Company's liabilities under a substan-tial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connec-tion with the MII Distribution Agreement also set forth certain specific allo-cations of liabilities between the Company and Marriott International.

Under the MII Distribution Agreement, Marriott International has a right to purchase up to 20% of each class of the Company's voting stock (determined af-ter assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Com-pany.

For the purpose of governing certain of the ongoing relationships between the Company and Marriott International after the MII Distribution, the Company and Marriott International have entered into other agreements. The Company believes that the agreements are fair to both parties and contain terms which are gener-ally comparable to those which would have been reached in arm's-length negotia-tions with unaffiliated parties. Among such other agreements between the Com-pany and Marriott International are:

(i) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries have entered into management agreements with the Company and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton hotels, Courtyard hotels and Residence Inns owned or leased by the Company and its subsidiaries. Marriott International has also entered into franchise agreements with the Company and certain of its sub-sidiaries to allow the Company to use the Marriott brand, associated trade-marks, reservation systems and other related items in connection with the Company's operation of ten Marriott hotels not managed by Marriott Internation-al.

Each of those management and franchise agreements reflects market terms and conditions and is substantially similar to the terms of management and fran-chise agreements with other third-party owners regarding lodging facilities of a similar type. In 1997, the Company paid to Marriott International fees of $166 million from the managed and franchised lodging properties owned or leased by the Company.

In addition, the Company or one of its subsidiaries is a partner in several un-consolidated partnerships that at the end of 1997 owned 241 lodging properties operated by Marriott International or certain of its subsidiaries under long-term agreements. In such cases, the Company or its subsidiary typically serves as the general partner. In 1997, the Company's unconsolidated partnerships paid to Marriott International fees of $119 million pursuant to such agreements. The partnerships also paid $23 million in rent to Marriott International in 1997 for land leased from Marriott International upon which certain of the partner-ships' hotels are located.

(ii) Credit Agreement. In 1995, Marriott International and a subsidiary of the Company entered into a Credit Agreement pursuant to which the subsidiary had the right to borrow up to $225 million from Marriott International. In 1997, however, the Company entered into a revolving line of credit agreement with third parties, and as a result the Company terminated the Credit Agreement with Marriott International.

(iii) Tax Sharing Agreement. The Company and Marriott International have en-tered into a tax sharing agreement that defines the parties' rights and obliga-tions with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the MII Distribution and with respect to cer-tain tax attributes of the Company after the MII Distribution. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

(iv) Noncompetition Agreement. The Company and Marriott International entered into a noncompetition agreement that defines the parties' rights and obliga-tions with respect to certain businesses operated by Marriott International and the Company. In general, under the noncompetition agreement, the Company and its subsidiaries are prohibited from entering into or acquiring any business that competes with the hotel management business as conducted by Marriott In-ternational.

(v) Administrative Services Agreements. Marriott International and the Company have entered into a number of agreements pursuant to which Marriott Interna-tional has agreed to provide certain continuing administrative services to the Company and its subsidiaries. Such services are provided on market terms and conditions. In general, the administrative services agreements can be kept in place at least through the end of 1998.

(vi) Marriott International Guarantees. In connection with the MII Distribu-tion, the Company and Marriott International entered into agreements pursuant to which Marriott International has agreed to guarantee the Company's perfor-mance in connection with certain partnership, real estate and project loans and other Company obligations. Such guarantees are limited in an aggregate princi-pal amount of up to $107 million at January 2, 1998. Marriott International has not been required to make any payments pursuant to the guarantees.

In addition to the foregoing agreements, the Company and Marriott International have had occasion to enter into other agreements in the ordinary course of business. The Company believes that such agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between the Company and Marriott International are:

(a) Hotel Acquisitions. Marriott International has provided, and the Company expects that Marriott International in the future will provide, financing to the Company for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 1997, Marriott International did not provide any new acquisition financing, although the Company remained indebted to Marriott International for acquisition financing from prior years. Marriott International provided the Company with $70 million of mortgage financing in 1995 for the acquisition of three full-service hotels at an average interest rate of 8.5%. (Marriott International subsequently sold one of the loans in 1996.) In 1996, Marriott International and the Company formed a joint venture, and Marriott International provided the Company with $29 million in debt fi-nancing at an average interest rate of 12.7% and with $28 million in preferred equity, for the acquisition of two full-service hotels in Mexico City.

(b) Senior Living Communities Acquisitions. On June 21, 1997, the Company ac-quired the outstanding common stock of Forum Group, Inc. (the "Forum Group") from Marriott Senior Living Services, Inc., a subsidiary of Marriott Interna-tional. The Company purchased the Forum Group portfolio of 29 premier senior living communities for approximately $460 million, including approximately $270 million in debt ($59 million of which was provided by Marriott International). In 1997, the Company had completed $56 million of the approximately $107 million expansion plan to add approximately 1,060 units to these communities. As a result, an additional $33 million of debt financing has been provided by Marriott International, and Marriott International may provide additional financing as the expansion plan is completed. The current $92 mil-lion of financing provided by Marriott International has an average interest rate of 9%. The properties will continue to be managed by Marriott Internation-al. From the date of acquisition through the end of 1997, the Company paid to Marriott International management fees of $6 million from the senior living properties owned by the Company. In connection with the acquisition, the Com-pany and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to the operation of senior living services by Marriott International and the Company. In general, under the noncompetition agreement, the Company and its subsidiaries are pro-hibited from entering into or acquiring any business that competes with the se-nior living management business as conducted by Marriott International. In 1997, the Company also acquired all but 1% of the remaining 50% interest in the joint venture which owned the 418-unit Leisure Park senior living community from Marriott International for approximately $27 million, including approxi-mately $19 million of mortgage debt assumed by the Company.

RELATIONSHIP BETWEEN THE COMPANY AND HOST MARRIOTT SERVICES CORPORATION

On December 29, 1995, the Company issued a special dividend (the "HMSC Distri-bution") which split the Company's businesses between the Company and Host Marriott Services Corporation ("HM Services"). Prior to December 29, 1995, HM Services was a wholly-owned subsidiary of the Company. Thereafter, the Company retained the capital intensive lodging real estate business (the "Ownership Business"), while HM Services took over the airport/tollroad concessions busi-ness (the "Host/Travel Plazas Business"). The Company and its subsidiaries and HM Services and its subsidiaries have entered into certain relationships fol-lowing the HMSC Distribution.

Richard E. Marriott and J.W. Marriott, Jr. beneficially own approximately 6.75% and 6.88%, respectively, of the outstanding shares of common stock of HM Serv-ices. By reason of their ownership of such shares of common stock of HM Serv-ices and their positions as Directors of HM Services, Richard E. Marriott and J.W. Marriott, Jr., who are also Chairman and a Director, respectively, of the Company, could be deemed in control of HM Services within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of HM Services by reason of their ownership of shares of HM Services and/or their relationship to other family members.

Prior to the HMSC Distribution, the Company and HM Services entered into a Dis-tribution Agreement (the "HMSC Distribution Agreement"), which provided for, among other things, (i) certain asset transfers to occur prior to the HMSC Dis-tribution, (ii) the HMSC Distribution, (iii) the division between the Company and HM Services of certain liabilities and (iv) certain other agreements gov-erning the relationship between the Company and HM Services following the HMSC Distribution.

Subject to certain exceptions, the HMSC Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, ef-fective as of the HMSC Distribution, financial responsibility for the liabili-ties arising out of or in connection with the Host/Travel Plazas Business to HM Services and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business to the Company and its retained subsidiaries. The agreements executed in connection with the HMSC Distribution Agreement also set forth certain specific allocations of liabili-ties between the Company and HM Services. The HMSC Distribution Agreement also provides that HM Services will assume its proportionate share of the Company's current obligation for certain employee benefit awards denominated in Company Common Stock currently held by employees of Marriott International.

For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the HMSC Distribution, the Company and HM Serv-ices have entered into other agreements. The Company believes that the agree-ments are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaf-filiated parties. Among such other agreements between the Company and HM Serv-ices are:

(i) Tax Sharing Agreement. The Company and HM Services have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the HMSC Dis-tribution and with respect to certain tax attributes of the Company after the HMSC Distribution. The Company and HM Services have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

(ii) Guarantees of Concession Agreements. The Company and HM Services have en-tered into agreements pursuant to which the Company has agreed to guarantee HM Services' performance in connection with certain tollroad concessions operated by HM Services. The Company has not been required to make any payment pursuant to the guarantees and does not anticipate making any such payment in 1998.

(iii) Employee Benefits Allocation Agreement. The Company and HM Services have entered into an Employee Benefits Allocation and Other Employment Matters Agreement (the "Employee Benefits Allocation Agreement") that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters. In general, the Employee Benefits Allocation Agree-ment provides that the Company retain all employee liabilities for employees who on or after the HMSC Distribution were employees of the Company, and that HM Services retain all employee liabilities for employees who on or after the HMSC Distribution were employees of HM Services. Pursuant to the Employee Bene-fits Allocation Agreement, and in connection with the HMSC Distribution, the Company also adjusted outstanding awards under Company employee benefit plans.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company is composed of seven Directors. The Cer-tificate of Incorporation classifies the seven-member Board of Directors into three classes. Each such Director serves for three years.

The terms of office of Richard E. Marriott and R. Theodore Ammon expire at the 1998 Annual Meeting of Shareholders. The Board of Directors, acting upon the recommenda-tion of its Nominating and Corporate Governance Committee, has nominated and recommends the re-election of Mr. Marriott and Mr. Ammon, each for a three-year term as Director expiring at the 2001 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Marriott and for Mr. Ammon.

If elected, Mr. Marriott and Mr. Ammon have consented to serve as Directors for terms of three years and until their respective successors are elected and qualified. Further information with respect to the nominees is set forth in this Proxy Statement under the section entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as Director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors.

VOTE REQUIRED

Approval of the election of the nominees is subject to the affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board of Directors, acting on the recom-mendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to share-holders on the consolidated financial statements of the Company and its sub-sidiaries for fiscal year 1998. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and will be available to respond to appropriate questions.

VOTE REQUIRED

The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for fiscal year 1998 is subject to ratification by an af-firmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

PROPOSAL THREE: SHAREHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS ANNUALLY

SHAREHOLDER'S PROPOSAL

Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following res-olution at the Annual Meeting of Shareholders:

  "RESOLVED: That the shareholders of Host Marriott Corporation recommend that the Board of Directors take the necessary steps to reinstate the elec-tion of directors ANNUALLY, instead of the stagger system which was re-cently adopted."

SHAREHOLDER'S SUPPORTING STATEMENT

In support of the resolution, Mrs. Davis has submitted the following state-ment:

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL sharehold-ers each year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 53,882,822 shares, representing approximately 31.5% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

THE COMPANY'S STATEMENT IN OPPOSITION

This proposal has been submitted at the last twelve Annual Meetings of Share-holders and was defeated on each occasion. The Board of Directors has again considered the proposal (as has the Nominating and Corporate Governance Com-mittee) and again recommends that shareholders vote AGAINST it for the follow-ing reasons: At the 1984 Annual Meeting of Shareholders, holders of more than 86% of the shares of Company Common Stock approved an amendment to the Company's Certificate of Incorporation to classify the Board of Directors into three classes, with one class being elected each year. As a result, at least two shareholder meetings will be required to effect a change of control of the Board of Directors, thus making it more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors also helps to assure continuity and stability of the Company's management and policies since a majority of the Directors will always have prior experience as Directors of the Company. Another benefit of the existing arrangement is to enhance manage-ment's ability to negotiate with the proponent of a proposal to take over or restructure the Company. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best inter-ests of the Company and its shareholders.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

PROPOSAL FOUR: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF CERTAIN CORPORATE TRANSACTIONS

SHAREHOLDER'S PROPOSAL

Local 2 of the Hotel Employees and Restaurant Employees Union ("Local 2"), 209 Golden Gate Avenue, San Francisco, California 94102, which owns 92 shares of Company Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

  "Whereas: The Company's Certificate of Incorporation allows entering into contracts or transacting business with "any corporation or association in which any one or more of its officers or directors is a stockholder, offi-cer and director.'

  "Whereas: The Tenth Article states that "such contract or transaction or investment shall not be invalidated or to any extent affected by the fact that any such officer or officers or any such di-rector or directors has or may have interests therein which are or might be adverse to the interests of the corporation, provided that the remaining directors are sufficient in number to approve the transaction.'

  "Whereas: The Company regularly transacts business with Marriott Interna-tional, a corporation in which one or more of its officers or directors has a significant interest.

  "Resolved: That shareholders urge the Board of Directors to amend the Cer-tificate of Incorporation to add the following to the Tenth Article: "and provided that (i) transactions requiring disclosure under Securities and Exchange Commission Regulation 229.404 are submitted to Company stockhold-ers for approval at a regular or special stockholder meeting, and (ii) fairness opinions issued on related-party transactions by independent fi-nancial advisors are put in writing and are made available to shareholders at least 30 days prior to that meeting."

SHAREHOLDER'S SUPPORTING STATEMENT

In support of the resolution, Local 2 has submitted the following statement:

  "I urge you to vote for this resolution in order to ensure that related-party transactions between the Company and other corporations in which one or more of its officers or directors has a significant interest are carried out at arms' length.

  "SEC Regulation 229.404 requires that certain related-party transactions be disclosed in company filings. We recommend requiring the Company to put these transactions to a shareholder vote.

  "Shareholder oversight of related-party transactions is essential given that J.W. Marriott, Jr., and Richard E. Marriott are Directors of both Host Marriott Corp. and Marriott International, and that the Marriott family collectively owns the largest stake in both companies.

  "The two companies share a close, ongoing relationship. Nearly all of Host Marriott's hotel properties are managed or franchised by Marriott Interna-tional. Additionally, in March 1996, Host Marriott purchased 29 Forum re-tirement communities from Marriott International, which are operated by Marriott International.

  "This ongoing relationship presents potential conflict-of-interest situa-tions for J.W. and Richard Marriott. During the Forum transaction, for ex-ample, the Marriott brothers had a fiduciary responsibility to Marriott In-ternational shareholders to seek the highest selling price possible, but a similar and conflicting responsibility to Host Marriott shareholders to se-cure the lowest possible purchase price.

  "Shareholders currently can't know whether related-party transactions such as the Forum sale and negotiating management contracts are carried out at arms' length. Shareholders don't know, for example, whether the Marriott brothers routinely abstain from participating in management decisions and board votes that involve potential conflicts of interest. We do not even have access to any fairness opinions issued on related-party transactions.

  "Putting related-party transactions to a shareholder vote would give us the opportunity to decide for ourselves whether these transactions are in the best interest of all shareholders."

THE COMPANY'S STATEMENT IN OPPOSITION

The Board of Directors believes that Local 2's proposal is not in the best in-terests of the Company's shareholders and recommends that shareholders vote AGAINST this proposal for the following reasons:

The Company owns the San Francisco Marriott Hotel in downtown San Francisco, California (the "San Francisco Hotel"). Local 2 is a collective bargaining agent of hotel and restaurant employees throughout the United States and has been involved for over 18 months in collective bargaining negotiations with Marriott International (the hotel operator engaged by the Company to manage the day-to-day operations of the hotel) to obtain a collective bargaining agreement covering certain employees at the San Francisco Hotel. Local 2 first bought shares in the Company in August 1996, during Local 2's effort to become certified as the bargaining agent at the San Francisco Hotel, and in an amount slightly over the minimum required by SEC regulations to make a shareholder proposal.

Even though the Company is not a party to the negotiations between Local 2 and Marriott International, and the Company is not entitled to participate on be-half of either of the parties, Local 2 has, from time to time, contacted offi-cers of the Company, certain other shareholders of the Company, members of the Company's Board of Directors, a governmental agency, and research analysts who follow the Company. The Company believes that Local 2's campaign against the Company, including the submission of this proposal, is an effort to gain lev-erage in connection with its negotiations with Marriott International by chal-lenging the Company's use of its selected brand operator--Marriott Interna-tional--at the San Francisco Hotel, as opposed to an effort to further the in-terests of shareholders generally.

The Company has consistently disclosed in its proxy statements and other peri-odic reports the nature of its relationship with Marriott International, all in accordance with SEC regulations. See "Certain Transactions--Relationship between the Company and Marriott International, Inc." at page 21 in this Proxy Statement.

The Company's performance is dependent on its ability to increase its portfo-lio of properties. The Company's primary growth strategy, as consistently stated in the Company's reports and other communications with its sharehold-ers, is to acquire full-service lodging properties and other lodging real es-tate-related assets, including the acquisition of non-Marriott brand hotels, and convert them to the Marriott brand. The Board of Directors believes that the strategic relationship between the Company and Marriott International, which was approved by the Company's shareholders in 1993, gives the Company a strong competitive advantage over other companies when competing for prime ac-quisitions. In addition, the hotel and senior living services properties owned by the Company require substantial day-to-day management by experienced per-sonnel.

A primary purpose of the Company's spin-off of Marriott International in 1993 was to allow the Company to focus on its core business of acquiring and owning hotel and other lodging properties. To effectuate this goal, the Company main-tains numerous management contracts with Marriott International, as well as other lodging management companies, for properties owned by the Company. The Board believes that use of the popular Marriott brand names and the franchising or management of the day-to-day operations of its properties by one of the world's premier hotel and senior living services operators, Marriott International, improve operating performance of acquired properties or increase the return to the owner of the properties and translate into higher returns for the Company's shareholders.

One of the most significant factors that sellers of lodging properties look to in a potential purchaser is the ability to consummate a transaction quickly. This is even more critical during periods when economic conditions create a "seller's market." The time constraints and cost of preparing proxy materials and calling and holding a shareholders meeting, as well as obtaining fairness opinions, for each acquisition that may involve a transaction reportable under the SEC's disclosure regulations--transactions which are likely to occur in the ordinary course under the Company's strategy--WOULD PLACE THE COMPANY AT A SEVERE COMPETITIVE DISADVANTAGE IN ACQUIRING NEW PROPERTIES AND WOULD CRIPPLE THE COMPANY'S ABILITY TO IMPLEMENT EFFECTIVELY ITS STATED GROWTH STRATEGY. The Board of Directors believes that the competitive advantage of the Company's strategic relationship with Marriott International, as well as the Company's experience, size and access to capital, allow the Company to consummate mate-rial transactions that are favorable to its shareholders. Implementation of Local 2's proposal would make consummation of such transactions virtually im-possible for the Company, thereby undermining the Company's ability to carry out its stated business purpose.

Local 2's proposal and supporting statement question whether the Directors fulfill their fiduciary obligations when considering material transactions in-volving the Company and Marriott International, specifically suggesting possi-ble improprieties related to the Company's acquisition of Forum Group, Inc. Currently, all material transactions between the Company and Marriott Interna-tional (as well as all other transactions contemplated by the Company in which a Director may be deemed to have a material interest) are submitted for ap-proval by the Company's Board of Directors in accordance with the requirements of the Delaware General Corporation Law (the "DGCL") and Article TENTH of the Company's Restated Certificate of Incorporation. The Board follows the proce-dures set forth under Article TENTH and permitted under the DGCL in which any Director with an interest in a proposed material transaction, including any material transaction involving Marriott International, discloses that interest to the Board and a number of the remaining directors sufficient to approve such matters vote upon the transaction, applying their business judgment as to whether it is fair to the Company and in the best interests of the sharehold-ers of the Company at the time the vote is taken. In connection with the Forum transaction referenced in Local 2's supporting statement, both Richard E. Marriott and J.W. Marriott, Jr. abstained from voting, and the transaction was approved by the unanimous vote of the remaining Directors.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE AGAINST SUCH PROPOSAL.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

The Annual Meeting for 1999 is tentatively scheduled to be held on Thursday, May 13, 1999. Any shareholder who meets the requirements of the proxy rules un-der the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 1998 An-nual Meeting. Any such proposal should be submitted in writing by notice deliv-ered or mailed by first-class United States mail, postage prepaid, to the Cor-porate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Department 862, Bethesda, Maryland 20817-1109 and must be received no later than December 4, 1998 to be eligible for inclusion in the proxy materials for that meeting. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be introduced; (b) the number of shares of Com-pany Common Stock held of record, owned beneficially and represented by proxy by such shareholder as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Any shareholder who meets the requirements of the proxy rules under the Securi-ties Exchange Act of 1934 may nominate a candidate for Director of the Company. Any such nomination should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 862, Bethesda, Maryland 20817-1109 and must be received by February 11, 1999. Any such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a repre-sentation that the shareholder is a holder of record of Company Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the share-holder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pur-suant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by Directors, officers and regular employees of the Company. The Company has retained MacKenzie Partners to assist in the so-licitation of proxies from shareholders. MacKenzie Partners will receive a fee of $6,500 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accor-dance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

ANNUAL REPORT AND FORM 10-K

All shareholders of record on the Annual Meeting Record Date will receive with this Proxy Statement a copy of both the Company's 1997 Annual Report and Form 10-K filed with the Securities and Exchange Commission. Any shareholder who de-sires additional copies of the Company's 1997 Annual Report or Form 10-K may obtain a copy (excluding exhibits) without charge by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 862, Bethesda, Maryland 20817-1109. A charge equal to the reproduction cost will be made if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christopher G. Townsend

Christopher G. Townsend
Corporate Secretary

                         ANNUAL MEETING OF SHAREHOLDERS
                          OF HOST MARRIOTT CORPORATION

 The 1998 Annual Meeting of Shareholders of Host Marriott Corporation will be held on Thursday, May 21, 1998 at the Westfields Marriott, located at 14750 Conference Center Drive in Chantilly, Virginia. The meeting will begin at 11:00 a.m. in the Washingtonian Ballroom, with a continental breakfast beginning at 10:00 a.m. being provided to shareholders attending the meeting. Doors to the meeting will open at 10:30 a.m.

 A special "Shareholder Annual Meeting" rate is offered at the hotel for Wednesday, May 20, 1998, the night before the meeting. A limited number of rooms is available for this special rate of $185.00, single or double occupancy. To receive this special rate, please call the hotel directly prior to April 20, 1998 and ask for the Host Marriott Corporation "Shareholder Annual Meeting" rate for May 20. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                              WESTFIELDS MARRIOTT
                         14750 CONFERENCE CENTER DRIVE
                           CHANTILLY, VIRGINIA 20151
                           TELEPHONE: (703) 818-0300

 Directions to the hotel:

 FROM WASHINGTON, D.C.: Take Interstate 66 West to Virginia Exit 53 (Route 28 North/Dulles Airport). Turn left at the light onto Sully Road (Route 28 North), and continue for approximately two miles. Turn left at the light onto Westfields Boulevard. Proceed to the first intersection and turn right onto Stonecroft Boulevard. Turn left at the first traffic light onto Conference Center Drive. The entrance to the Westfields Marriott is on the left.

 FROM WASHINGTON DULLES INTERNATIONAL AIRPORT: Take the Dulles Access Road to Virginia Exit 9A (Route 28 South/Fairfax). Continue south on Route 28 for approximately six miles to Westfields Boulevard. Turn right onto Westfields Boulevard. Proceed to the first intersection and turn right onto Stonecroft Boulevard. Turn left at the first traffic light onto Conference Center Drive. The entrance to the Westfields Marriott is on the left.

 FROM BALTIMORE, MARYLAND: Take Interstate 95 South to the Capital Beltway/Interstate 495 West. Take Interstate 495 West to Interstate 66 West. Take Interstate 66 West to Virginia Exit 53 (Route 28 North/Dulles Airport). Turn left at the light onto Sully Road (Route 28 North), and continue for approximately two miles. Turn left at the light onto Westfields Boulevard. Proceed to the first intersection and turn right onto Stonecroft Boulevard. Turn left at the first traffic light onto Conference Center Drive. The entrance to the Westfields Marriott is on the left.

PROXY

                            HOST MARRIOTT CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD THURSDAY, MAY 21, 1998, 11:00 A.M.



The undersigned appoints Richard E. Marriott and Terence C. Golden as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 31, 1998 at the Annual Meeting of Shareholders to be held on May 21, 1998, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

Nominees for election as directors for     COMMENTS OR CHANGE OF ADDRESS
three-year terms expiring at the 2001
Annual Meeting:                            ------------------------------

                                           ------------------------------
                 Richard E. Marriott
                 R. Theodore Ammon         ------------------------------

                                           ------------------------------
                                           (If you have written in the
                                           above space, please mark the
                                           corresponding box on the
                                           reverse side of this card)


                                                                   -------------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                        SIDE
                                                                   -------------

--------------------------------------------------------------------------------
                             Detach Proxy Card Here


               [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                               10400 Fernwood Road
                          Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 21, 1998

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 21, 1998, at 11:00 a.m. in the Washingtonian Ballroom in the Westfields Marriott, located at 14750 Conference Center Drive in Chantilly, Virginia. Doors to the meeting will open at 10:30 a.m.

The Meeting will be conducted:

1. To consider and vote upon the following proposals described in the accompanying Proxy Statement, which provide for:

   (i)   Proposal One:   The election of  Richard E. Marriott and R. Theodore
         Ammon as Directors for three-year terms
         expiring at the 2001 Annual Meeting;

   (ii)  Proposal Two:   The ratification of the appointment of Arthur Andersen
         LLP as independent auditors;

   (iii) Proposal Three: The consideration of a shareholder proposal to reinstate the annual election of all Directors; and

   (iv) Proposal Four: The consideration of a shareholder proposal to require that transactions with respect to which the Company must make certain disclosures under Securities and Exchange Commission regulations be submitted to shareholders for approval at a regular or special shareholder meeting.

2. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 31, 1998 will be entitled to notice of and to vote at this meeting.

                                                 Christopher G. Townsend
                                                 Corporate Secretary

[X] Please mark your                                                    5198
    votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposals 3 and 4.

--------------------------------------------------------------------------------
  The Board of Directors Recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------

                    FOR   WITHHELD

1. Election of
   Directors (see
   reverse)         [_]      [_]


                           FOR    AGAINST   ABSTAIN

2. Ratification of
   appointment of Arthur
   Andersen LLP as
   independent auditors    [_]      [_]       [_]

For, except vote withheld from the following nominee(s):

----------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      The Board of Directors Recommends a vote AGAINST proposals 3 and 4.
--------------------------------------------------------------------------------

                             FOR   AGAINST   ABSTAIN

3. Shareholder proposal to
   reinstate the annual
   election of all directors [_]     [_]       [_]

4. Shareholder proposal to
   require shareholder
   approval of certain
   corporate transactions    [_]     [_]       [_]
--------------------------------------------------------------------------------

                                            I WILL ATTEND THE ANNUAL MEETING [_]


SIGNATURE(S)                             DATE
            --------------------------       --------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                        Change of
                                                        Address/Comments on  [_]
                                                        Reverse Side.

--------------------------------------------------------------------------------
  * Please carefully detach here and return this proxy in the enclosed reply envelope. *

                                ADMISSION TICKET
                            HOST MARRIOTT CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                     Thursday, May 21, 1998, 11:00 a.m. EDT

                               Westfields Marriott
                             Washingtonian Ballroom
                          14750 Conference Center Drive
                            Chantilly, Virginia 20151


--------------------------------------------------------------------------------
                                     AGENDA
--------------------------------------------------------------------------------

                         1. ELECTION OF TWO DIRECTORS
                                       .

        2. RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS
                                       .

          3. SHAREHOLDER PROPOSAL TO REINSTATE ANNUAL ELECTION OF ALL
                                   DIRECTORS
                                       .

            4. SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL
                       OF CERTAIN CORPORATE TRANSACTIONS
                                       .

      TRANSACTION OF OTHER BUSINESS, INCLUDING SHAREHOLDER PROPOSALS, AS
                     MAY PROPERLY COME BEFORE THE MEETING.
--------------------------------------------------------------------------------

   It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

--------------------------------------------------------------------------------
  If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this Admission Ticket to the
           Host Marriott Corporation representative at the entrance.
--------------------------------------------------------------------------------